Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-179463, 333-172102, 333-162948, 333-12339, 33-40562, 33-36706, 33-80075, 33-83036, 33-52184, 33-67808, 333-44233, 333-62897, 333-51510, 333-127318, 333-140573, 333-151219, and 333-157473 and Form S-3 Nos. 333-00054 and 333-51514) of Xilinx, Inc. of our reports dated May 25, 2012, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2012.

/s/ Ernst & Young LLP

San Jose, California

May 25, 2012